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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): MAY 3, 2005

                         NORTHERN BORDER PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


          DELAWARE                   1-12202               93-1120873
(State or other jurisdiction of    (Commission            (IRS Employer
       incorporation)              File Number)         Identification No.)

                13710 FNB PARKWAY
                 OMAHA, NEBRASKA                            68154-5200
   (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (402) 492-7300

         ____________________________________________________________
        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND ITEM 7.01
           REGULATION FD DISCLOSURE.

      Attached as Exhibit 99.1 is a copy of Northern Border Partners, L.P.'s press release, dated May 3, 2005, announcing Northern Border Partners, L.P.'s financial results for the quarter ended March 31, 2005 and updated earnings guidance for 2005.

ITEM 8.01  OTHER EVENTS.

        Under Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" in our Form 10-K for the year ended December 31, 2004 and our Form 8-K filed April 25, 2005 ("April Form 8-K"), we disclosed that Northern Border Pipeline had contracts for firm transportation expiring during 2005. We also disclosed that a possible reduction of $7 million to $14 million to Northern Border Pipeline's 2005 net income and cash flows could result if sufficient demand did not exist for Northern Border Pipeline's capacity. As a result of contracting activity to date, we believe a greater reduction is now likely.

        For the month of April 2005, approximately 600 mmcfd of firm transportation capacity on Northern Border Pipeline was available for contracting and was not sold. We believe the primary contributor to the unsold capacity is the high level of gas delivered to Canadian storage due to unusually high summer to winter differentials. We believe that as Canadian storage continues to fill, the opportunity for contracting should improve. We previously reported in our April Form 8-K that Northern Border Pipeline had, a total amount of approximately 650 mmcfd of capacity available beginning in May 2005. As of May 1, 2005, Northern Border Pipeline has 340 mmcfd that remains available for contracting in May. We believe that the greatest risk of unsold capacity on Northern Border Pipeline exists during the second quarter but some weakness could continue through the balance of the year based on weather conditions and mid-continent pricing. Consequently, we now believe that the most likely range of impact on Northern Border Pipeline's revenues from unsold capacity in 2005 is $15 million to $28 million ($11 million to $20 million net to the Partnership).

This includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas development in the Western Canadian Sedimentary Basin; competitive conditions in the overall natural gas and electricity markets; our ability to market pipeline capacity on favorable terms; the impact of unsold firm transportation capacity on Northern Border Pipeline being greater than expected; the availability of additional storage capacity; weather conditions; performance of contractual obligations by the shippers; our ability to recover costs in pipeline rates relating to the settlement with the Fort Peck Tribes on rights-of-way and tax issues; prices of natural gas and natural gas liquids; regulatory actions and receipt of expected regulatory clearances; regulatory actions relative to rate recovery of income tax allowances for partnerships; any costs related to changes in the systems and services currently provided to us by Enron Corp. and CrossCountry Energy and their affiliates and costs related to replacing these systems and services or transitioning them to ONEOK; actions by rating agencies; our ability to complete growth projects and their future performance; timely receipt of right-of-way, regulatory clearances and approval for the expansion projects; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

   (c)  Exhibits.

        99.1   Northern Border Partners, L.P. press release dated May 3, 2005.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NORTHERN BORDER PARTNERS, L.P.

Date:  May 3, 2005                      By:    /s/ Jerry L. Peters
                                            ----------------------------------
                                        Name:  Jerry L. Peters
                                        Title: Chief Financial and
                                               Accounting Officer


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                                  EXHIBIT INDEX



Exhibit 99.1  -- Northern Border Partners, L.P. press release dated May 3, 2005.